EXHIBIT 99.1
ENNIS COMPLETES ACQUISITION OF BLOCK
GRAPHICS, INC.
Consolidation of Forms Industry into Ennis Continues With Acquisition of Block Graphics’ $35 Million Operation
     Midlothian, Texas —August 9th —Ennis, Inc. (formerly Ennis Business Forms, Inc.) (NYSE: EBF) a manufacturer of printed business products & apparel headquartered in Midlothian, Texas has completed the acquisition of all the outstanding stock of Block Graphics, Inc. (“Block”). Block was owned by an ESOP formed ten years ago to acquire the stock from Bill Block, the original owner
     Ennis paid approximately $14.6 million in cash for the stock of Block through borrowings under its revolving credit facility. After the transaction, Ennis’ outstanding borrowings under its facility were approximately $109 million. Simultaneous with the closing, Block’s ESOP loan was paid off from a portion of Block’s existing cash. A holdback reserve of 10% was escrowed to provide security for the representations and warranties contained in the Stock Purchase Agreement.
     While all locations will continue to produce products under the Block trade name, the Denver real estate was spun off to the ESOP Trust prior to closing, and the Denver operation of Block will relocate to the Adams McClure facilities in Denver. The Block operations in Denver will continue to operate under the Block Graphics trade-name in the Colorado market. In addition, the previously commenced relocation of the Block Paso Robles operation to Sparks, Nevada is expected to be completed by August 31, 2006. The acquisition provides additional short-run print products (snaps, continuous forms and cut-sheet forms) as well as the production of envelopes, a new product for Ennis. All of the Block products will continue to be sold through the indirect sales (distributorship) marketplace.
     The acquisition is expected to be accretive to Ennis’ earnings in the first full year of operations, excluding the impact of transaction related charges. Block had sales of approximately $35 million for its most recent calendar year.
The Trustees of the Block ESOP Trust voted to terminate the Block Employee Stock Ownership Plan (the “Plan”) prior to the sale of the Block stock to Ennis. Approximately two years from the date of closing after receipt of any monies held in escrow and pending a favorable Internal Revenue Service Determination letter the trust will terminated and the proceeds will be distributed to the eligible participants in the Plan. There will be no further Ennis contributions to the Block ESOP Trust during this period.
     Keith Walters, Chairman, President and CEO of Ennis, said, “In adding Block Graphics to the ever growing list of brand names to the Ennis catalog we take another positive step forward in the continuing growth and consolidation of the forms business into Ennis. This acquisition gives us a major presence in the Pacific Northwest as well as expanding our presence in two excellent geographic locations, Colorado and California. The transaction will add to the growth in the forms business that has placed Ennis among the top players in the forms and printed products arena and continue to serve our 40,000 independent distributors and printers who comprise the largest share of the forms market-place. It is great news for our shareholders, our customers and our employees and we are proud to have the Block employees as part of our team.”

About Ennis
     Ennis (www.ennis.com), Inc. (formerly Ennis Business Forms, Inc.) is primarily engaged in the production of and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: the Print Segment and the Apparel Segment. There are three groups within the Print Segment: the Forms Solutions Group, the Promotional Solutions Group and the Financial Solutions Group. The Apparel Segment consists entirely of the Apparel Solutions Group. The Forms Solutions Group is primarily engaged in the business of manufacturing and selling business forms and other printed business products. The Promotional Solutions Group is primarily engaged in the business of design, production and distribution of printed and electronic media, presentation products, flexographic printing, advertising specialties and Post-it Notes. The Financial Solutions Group designs, manufactures and markets printed forms and specializes in internal bank forms, secure and negotiable documents and custom products. The Apparel Solutions Group manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through six distribution centers located throughout North America.
Forward Looking Statement
This news release contains statements relating to future results of the acquired company including statements (i) that the transaction will be accretive to the combined company’s earnings in the first year of operations, excluding the impact of transaction-related charges, (ii) as well as other anticipated, believed, planned, forecasted, expected, targeted and estimated results and the company’s outlook concerning future results, that are “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.
Factors relating to the transaction and the integration of the business that could cause material differences in the expected results of the acquired company include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the success of the organization in leveraging its comprehensive product offering to the acquired customer base as well as the ability of the organization to complete the integration of the acquired company without losing focus on the business. In addition, the ability of the acquired company to achieve the expected revenues, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, general economic and other factors beyond the acquired company’s control, and other risks and uncertainties described from time to time in Ennis’ periodic filings with United States securities authorities, as applicable.

For Further Information Contact:
Mr. Keith Walters, Chairman, Chief Executive Officer and President
Mr. Michael D. Magill, Executive Vice President
Ennis, Inc.
2441 Presidential Parkway
Midlothian, Texas 76065
Phone: (972) 775-9801
Fax: (972) 775-9820
www.ennis.com